Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Joseph J. Berns
Vice President - Finance
(781) 828-0220 Ext. 1377

Plymouth Rubber Announces Completion of Debt Restructuring

Canton, Massachusetts (Monday, December 23, 2002) - Plymouth Rubber Company, Inc. (AMEX: PLR.A, PLR.B) (the "Company") announced today that it has completed the restructuring of its indebtedness following extensive negotiations with its lenders to refinance its existing debt and to resolve the Company's default under its existing loan agreements. The Company had previously announced that it had reached an agreement in principle with these same lenders, subject to the execution of mutually satisfactory documentation.
As previously reported, the restructuring will improve the Company's overall financial position providing immediate benefit in the form of reduced cash flow required for debt service.
Under the new arrangements, the equipment lenders have agreed to (i) reduce principal payments on debt from approximately $9,200,000 to $4,100,000 for the period April 1, 2002 through September 30, 2005;
(ii) establish the maturity dates of the remaining debt, approximately $4,500,000 on October 1, 2005, and $1,300,000 between October 1, 2005 and May 1, 2008; (iii) eliminate financial covenants; (iv) waive existing defaults; and (v) rescind prior demands for accelerated payments.

As part of these arrangements, the Company is granting to the lenders
(i) a mortgage on its manufacturing facility in Canton, Massachusetts and (ii) security interests in all of its patents, trademarks, intangibles, accounts, fixtures, products and proceeds.
Plymouth Rubber Company, Inc. manufactures and distributes plastic and rubber products, including automotive tapes, insulating tapes, and other industrial tapes and films. The Company's tape products are used by the electrical supply industry, electric utilities, and automotive and other original equipment manufacturers. Through its Brite-Line Technologies subsidiary, Plymouth manufactures and supplies highway marking products.

This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements as a result of various factors, including those referenced in the "Management's Discussion and Analysis" section of the Company's most recent Annual Report on Form 10-K, which is on file with the SEC.